Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	State of Incorporation

WEI—Roanoke Valley, Inc. (4)	Delaware

Westmoreland Coal Sales Company, Inc.	Delaware

Westmoreland Energy LLC	Delaware

Westmoreland Resources, Inc.	Delaware

Criterion Coal Company	Delaware

Eastern Coal and Coke Company	Pennsylvania

Westmoreland Savage Corporation (1)	Delaware

Westmoreland Mining LLC	Delaware

Dakota Westmoreland Corporation (1)	Delaware

Western Energy Company (1)	Montana

Texas Westmoreland Coal Co. (1)	Montana

Westmoreland Risk Management, Inc.	Montana

Basin Resources, Inc.	Colorado

Westmoreland Power, Inc.	Delaware

Westmoreland—Roanoke Valley, L.P. (5)	Delaware

Westmoreland—North Carolina Power, LLC (4)	Virginia

WRI Partners, Inc. (2)	Delaware

Absaloka Coal, LLC (3)	Delaware

WCC Land Holding Company, Inc.	Delaware

Westmoreland Kemmerer, Inc.	Delaware

(1)	Wholly owned subsidiary of Westmoreland Mining LLC

(2)	Wholly owned subsidiary of Westmoreland Resources, Inc.

(3)	Subsidiary of WRI Partners, Inc.

(4)	Wholly owned subsidiary of Westmoreland Energy LLC

(5)	Majority-owned subsidiary of Westmoreland Energy LLC